Exhibit 3.1
CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
IDERA PHARMACEUTICALS, INC.
(a Delaware corporation)
INTO
HYBRIDON, INC.
(a Delaware corporation)
     Pursuant to Section 253 of the General Corporation Law of the State of Delaware, Hybridon, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
     FIRST: That the Corporation was incorporated on May 25, 1989, pursuant to the General Corporation Law of the State of Delaware.
     SECOND: That the Corporation owns all of the outstanding shares of the capital stock of Idera Pharmaceuticals, Inc., a corporation incorporated on August 24, 2005, pursuant to the General Corporation Law of the State of Delaware (the “Subsidiary”).
     THIRD: That on September 9, 2005, the Board of Directors of the Corporation, acting by written consent in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted the following resolutions and determined to merge the Subsidiary into the Corporation and change the Corporation’s corporate name to “Idera Pharmaceuticals, Inc.” on the conditions set forth in such resolutions:
RESOLVED:	That, the Corporation shall, pursuant to Section 253 of the Delaware Code, merge into itself Idera Pharmaceuticals, Inc., a wholly owned subsidiary of the Corporation (the “Subsidiary”), and shall assume all of the Subsidiary’s liabilities and obligations (the “Merger”); and that upon the effectiveness of the Merger, the Corporation’s corporate name shall be changed to “Idera Pharmaceuticals, Inc.”

RESOLVED:	That the Corporation, as the sole stockholder of the Subsidiary, be and hereby is authorized to take such actions as are necessary or appropriate to effect the Merger.

RESOLVED:	That the Chief Executive Officer and the Chief Financial Officer of the Corporation (the “Proper Officers”) be, and either acting singly, hereby is authorized and directed in the name and on behalf of the Corporation to prepare, execute and file with the Secretary of State of the State of Delaware a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge the Subsidiary into the Corporation and to assume the liabilities and obligations of said Subsidiary and to change the Corporation’s corporate name to “Idera Pharmaceuticals, Inc.” upon the effectiveness of the Merger; and that the execution and filing thereof be conclusive evidence of such approval and the authorization therefor by the Board of Directors of the Corporation.
     FOURTH: That the Merger of Subsidiary into the Corporation be effective as of September 12, 2005 at 4:01 p.m. (ET).
     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its authorized officer this 12th day of September, 2005.

HYBRIDON, INC.
By:	/s/ Sudhir Agrawal
Name:	Sudhir Agrawal
Title:	Chief Executive Officer and President